Exhibit 10.82

Priceline Mortgage
Company, L.L.C.

Financial Statements for the Years

Ended December 31, 2003 and 2002

and Independent Auditors’ Report

PRICELINE MORTGAGE COMPANY, L.L.C.

INDEPENDENT AUDITORS’ REPORT

To the Members
Priceline Mortgage Company, L.L.C.
Jacksonville, Florida

We have audited the accompanying balance sheets of Priceline Mortgage Company, L.L.C. (the ”Company”) (formerly National Mortgage Center, L.L.C.) as of December 31, 2003 and 2002 and the related statements of income, changes in members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Priceline Mortgage Company, L.L.C. at December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Certified Public Accountants
Jacksonville, Florida

February 25, 2004
(December 13, 2004 as to Note 4)

PRICELINE MORTGAGE COMPANY, L.L.C.

BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

	2003	2002
ASSETS

ASSETS:
Cash and cash equivalents	$4,038,766	$7,092,422
Loans held for sale	13,500,167	2,323,586
Due from affiliates, net	—	1,537,495
Prepaid expenses and other assets	97,942	60,799
Premises and equipment, net	844,109	1,210,885

TOTAL ASSETS	$18,480,984	$12,225,187

LIABILITIES AND MEMBERS’ EQUITY

LIABILITIES:
Accounts payable and accrued expenses	$1,407,293	$3,492,631
Due to affiliates, net	78,722	—

Total liabilities	1,486,015	3,492,631

COMMITMENTS AND CONTINGENCIES (see Note 4)

MEMBERS’ EQUITY	16,994,969	8,732,556

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$18,480,984	$12,225,187

See notes to financial statements.

PRICELINE MORTGAGE COMPANY, L.L.C.

STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002

INTEREST INCOME:
Interest income	$796,054	$482,635
Interest expense	(2,783)	(4,044)

Net interest income	793,271	478,591

NON-INTEREST INCOME:
Gain on sale of loans, net of commitment fees	13,523,357	9,882,002
Loan production revenue, net	10,301,923	9,475,171
Other	118,906	249,794

Total non-interest income	23,944,186	19,606,967

NON-INTEREST EXPENSES:
Salaries, commissions and other employee benefits	10,326,230	8,465,906
Occupancy and equipment	1,174,278	1,251,970
General and administrative	4,974,536	5,895,796

Total non-interest expenses	16,475,044	15,613,672

NET INCOME	$8,262,413	$4,471,886

See notes to financial statements.

PRICELINE MORTGAGE COMPANY, L.L.C.

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

YEARS ENDED DECEMBER 31, 2003 AND 2002

	Capital	Accumulated Earnings (Deficit)	Total Members’ Equity

BALANCE—December 31, 2001	$7,934,472	$(3,673,802)	$4,260,670

Net income		4,471,886	4,471,886

BALANCE—December 31, 2002	7,934,472	798,084	8,732,556

Net income		8,262,413	8,262,413

BALANCE—December 31, 2003	$7,934,472	$9,060,497	$16,994,969

See notes to financial statements.

PRICELINE MORTGAGE COMPANY, L.L.C.

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002

OPERATING ACTIVITIES:
Net income	$8,262,413	$4,471,886
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation expense	408,935	419,243
Loss on disposal of fixed assets	—	920
Change in operating assets and liabilities:
(Increase) decrease in loans held for sale	(11,176,581)	93,921
Decrease (increase) in due to affiliates, net	1,616,217	(1,831,291)
(Increase) decrease in prepaid expenses and other assets	(37,143)	806,731
(Decrease) increase in accounts payable and accrued expenses	(2,085,338)	2,477,684

Net cash (used in) provided by operating activities	(3,011,497)	6,439,094

INVESTING ACTIVITIES:
Purchase of premises and equipment	(42,159)	(839,373)
Net cash used in investing activities	(42,159)	(839,373)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(3,053,656)	5,599,721

CASH AND CASH EQUIVALENTS:
Beginning of year	7,092,422	1,492,701

End of year	$4,038,766	$7,092,422

See notes to financial statements.

PRICELINE MORTGAGE COMPANY, L.L.C.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002

1.                                      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization—Priceline Mortgage Company, L.L.C., formerly known as National Mortgage Center, L.L.C., (the “Company”), engages in the origination of real estate mortgage loans using the internet. The Company is 51% owned by EverBank (formerly First Alliance Bank, FSB) and 49% owned by a wholly owned subsidiary of Priceline.com and is doing business as pricelinemortgage.com.

Basis of Presentation—The financial statements are presented in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates that affect the reported amounts and disclosures of contingencies in the financial statements. Estimates, by their nature, are based on judgment and available information. Therefore, actual results could differ from those estimates and could have a material impact on the financial statements, and it is possible that such change could occur in the near term.

Cash and Cash Equivalents—Cash represents amounts held on deposit with various banks.

Loans Held for Sale—Loans held for sale are residential mortgage loans originated by the Company which management intends to sell at some point in the future. Loans held for sale are reported at the lower of cost or estimated market value determined on an aggregate basis.

Commitments to Originate Mortgage Loans—The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on loans that are intended to be sold are considered to be derivatives and are therefore recorded at fair value with changes in fair value recorded in earnings. The fair value of rate lock commitments at December 31, 2003 and 2002 recorded in loans held for sale was $43,114 and $207,065, respectively. The change in fair value recorded in gain on sale for the years ended December 31, 2003 and 2002 was $(163,951) and $(178,138), respectively.  Rate lock commitments expose the Company to interest rate risk.

Premises and Equipment—Premises and equipment consist of leasehold improvements, furniture, and equipment. Premises and equipment are recorded at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from 3 to 10 years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful life or the period the Company expects to occupy the related leased space.

Revenue Recognition—Loan production income represents income earned from the origination of mortgage loans. Gains and losses on the sale of loans are recorded upon the sale of these assets by the Company.

Interest income on mortgage loans is accrued as earned and is computed using the effective interest method. Loans are placed on non-accrual status when any portion of the principal or interest is 90 days past due.

Income Taxes—For federal and state income tax purposes the Company is considered a partnership with income taxable to the ultimate owners of the Company. Thus, the Company does not provide for federal and state income taxes.

Reclassification—Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

2.                                      PREMISES AND EQUIPMENT

Premises and equipment at December 31 consist of the following:

	2003	2002

Leasehold improvements	$233,874	$233,874
Furniture	543,623	540,748
Equipment	1,285,252	1,245,968
	2,062,749	2,020,590
Less accumulated depreciation	(1,218,640)	(809,705)

	$844,109	$1,210,885

Depreciation expense for the years ended December 31, 2003 and 2002 was $408,935 and $419,243, respectively.

3.                                      EMPLOYEE BENEFIT PLAN

The Company participates in a defined contribution plan sponsored by EverHome Mortgage Company (formerly Alliance Mortgage Company), an affiliated company, adopted under the Internal Revenue Code Section 401(k) (the “Profit Sharing and Savings Plan”), covering substantially all full-time employees meeting the eligibility requirements. Employees may contribute between 1% and 18% of their pre-tax compensation to the Profit Sharing and Savings Plan. Company contributions to the Profit Sharing and Savings Plan are at the discretion of the Company. The Company made discretionary contributions of $320,500 and $253,000 to the Plan for the years ended December 31, 2003 and 2002, respectively. The Company made employer matching contributions of approximately $198,000 and $115,000 in 2003 and 2002, respectively.

4.                                      COMMITMENTS AND CONTINGENCIES

Operating Leases – The Company has entered into various operating leases for the office space in which it operates. Rent expense associated with these leases was approximately $284,000 and $347,000 for the years ended December 31, 2003 and 2002, respectively. The future minimum lease payments for the leases are as follows:

2004	$465,589
2005	474,900
2006	484,398
2007	494,086
2008	506,874
Thereafter	1,286,634

$3,712,481

Legal Action - On August 24, 2004, the Company was served with a complaint for patent infringement captioned IMX, Inc. v., LendingTree, Inc., priceline.com Inc. and Priceline Mortgage Company LLC. The August 24, 2004 complaint added the Company as a new defendant to a previously filed complaint served upon priceline.com, Inc. dated November 24, 2003. The complaint alleges, among other things, that the Company has infringed, induced others to infringe and/or committed acts of contributory infringement of U.S. Patent number 5,995,947 entitled “Interactive Mortgage and Loan Information and Real-Time Trading Systems.”  The complaint seeks injunctive relief; unspecified money damages; an order directing defendants to pay IMX’s costs and attorneys’ fees; and an award of pre-and post-judgment interest.  The Company believes that any possible loss resulting from the pending litigation will be less than one million dollars.

5.                                      RELATED PARTY TRANSACTIONS

At December 31 due from (to) affiliates includes the following amounts:

	2003	2002

Due from EverHome Mortgage Company, net	$40,658	$815,408
Due from BNY Mortgage Company L.L.C.	69	54
Due (to) from EverBank	(119,449)	722,033

	$(78,722)	$1,537,495

Administrative expenses allocated to the Company from affiliates were $420,000 and $210,000 for the years ended December 31, 2003 and 2002, respectively. Advertising expenses paid to an affiliate were $533,935 and $1,752,637 for the years ended December 31, 2003 and 2002, respectively.

The Company participates in an overall insurance program administered by EverBank Financial, L.P. (formerly Alliance Capital Partners, L.P.), parent of EverBank. Insurance expense allocated to the Company totaled $76,176 and $43,813 for the years ended December 31, 2003 and 2002, respectively.

The Company generally sells all its originated mortgage loans to affiliates on a right of first refusal basis. In 2003 and 2002, the Company recognized gains of $13,591,438 and $10,060,156, respectively, on loans sold to affiliates.

6.                                      FINANCIAL INSTRUMENTS

Derivative Instruments—In the ordinary course of business, the Company enters into commitments to originate loans. Inherent in these transactions is the interest rate risk associated with the movement of interest rates in the mortgage market. The Company mitigates this risk by obtaining commitments from investors for the purchase of loans generally at or prior to the loan origination date. At December 31, 2003 and 2002, the Company had commitments to originate loans of approximately $96 million and $669 million, respectively.

As a mortgage banking entity, the Company underwrites loans and the extension of credit to borrowers in accordance with the standards prescribed by loan investors. The Company does not invest in mortgage loans for its own account and, therefore, does not assume the long-term credit risk associated with mortgage lending. The Company’s credit risk is generally transferred to the investor upon the sale of the loans. The Company does not have credit risk concentration, as defined, with any one financial institution, government agency, government-sponsored enterprise, or individual investor.

Fair Value Financial Instruments—The following methods and assumptions were used by the Company to estimate the fair value of each class of financial instruments:

Loans Held for Sale—Fair value is estimated using the quoted market prices for similar loans, adjusted for differences in loan characteristics. The estimated fair value of these financial instruments at December 31, 2003 and 2002 was $13.6 million and $5.3 million, respectively.

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